Exhibi 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I herby consent to the use in this Registration Statement of Omagine, Inc. on Form S-1 of my report dated April 15, 2011, appearing in the Prospectus, which is part of this Registration Statement. I also consent to the reference to the firm under the heading “Experts” in such Prospectus.

/s/ Michael T. Studer CPA P.C.
Michael T. Studer CPA P.C.
Freeport, New York
February 6, 2012